Exhibit (a)(1)(L)

MEMORANDUM OF UNDERSTANDING

This memorandum of understanding (“MOU”) is entered into as of October 5, 2010, by and among the parties in the action captioned styled In re ZymoGenetics, Inc. Shareholder Litigation, Lead Case No. 10-2-32389-9 (the “Action”), by and through their respective undersigned counsel. This MOU is intended to be and is a binding agreement among the parties, and the undersigned counsel represent and warrant that they have express authority to bind their clients. This MOU outlines the general terms of the Settlement (as defined herein) that are to be embodied, together with such other consistent terms as may be agreed by the parties, in a Stipulation (as defined herein) to be submitted for Court approval as set forth below.

WHEREAS, the Action is a putative consolidated class action lawsuit currently pending in the Superior Court of Washington in and for King County (the “Court”), styled In re ZymoGenetics, Inc. Shareholder Litigation, Lead Case No. 10-2-32389-9, brought on behalf of the stockholders of ZymoGenetics, Inc. (“Zymo” or the “Company”), and seeking relief against the Company, its Board of Directors (the “Board”), Bristol-Myers Squibb Company (“Bristol”), and Zeus Acquisition Corp. (Zymo, the Board Bristol and Zeus Acquisition Corp. are collectively, the “Defendants” and the Defendants and the plaintiffs in the Action are the “Parties”);

WHEREAS, the Action challenges the sale of Zymo to Bristol via tender offer pursuant to which Bristol will acquire Zymo for $9.75 in cash per share of Zymo stock, which transaction was first announced on September 7, 2010 (the “Acquisition”);

WHEREAS, counsel for the Defendants and plaintiffs’ counsel in the Action (“Plaintiffs’ Counsel”) have engaged in extensive arms’-length negotiations concerning a possible settlement of the Action;

WHEREAS, counsel for all Parties have reached an agreement in principle, set forth in this Memorandum, providing for the settlement of the Action between and among plaintiffs, on behalf of themselves and the putative Class (as defined below), and Defendants, on the terms and subject to the conditions set forth below (the “Settlement”);

MEMORANDUM OF UNDERSTANDING

WHEREAS, Defendants have consented to the conditional certification of the Action as a class action pursuant to Washington Superior Court Civil Rule 23 for settlement purposes only, as defined in ¶6(a) of this Agreement;

WHEREAS, Plaintiffs’ Counsel have determined that a settlement of the Action on the terms reflected in this Memorandum is fair, reasonable, adequate, and in the best interests of plaintiffs and the putative Class;

WHEREAS, Defendants, to avoid the costs, disruption and distraction of further litigation, and without admitting the validity of any allegations made in the Action, or any liability with respect thereto, have concluded that it is desirable that the claims against them be settled and dismissed on the terms reflected in this Memorandum;

NOW, THEREFORE, as a result of the foregoing and the negotiations among counsel for the Parties, the Parties to the Action have agreed as follows:

1. Defendants have provided additional disclosures recommended by plaintiffs in Zymo’s Schedule 14D-9 Amendment No. 4, and in Bristol’s Amended Schedule TO, filed with the Securities and Exchange Commission (“SEC”) on or about October 5, 2010. Zymo’s additional disclosures are attached hereto as Exhibit A (the “Zymo Disclosures”); Bristol’s additional disclosures are attached hereto as Exhibit B (the “Bristol Disclosures”);

2. Defendants will provide Plaintiffs’ Counsel with confirmatory discovery as may be reasonably requested to confirm the fairness and adequacy of the Settlement and the disclosures relating to the Acquisition (the “Settlement-Related Proceedings”).

3. The Parties will use their best efforts to agree upon, execute and present to the Court within thirty (30) days a formal stipulation of settlement (“Stipulation”) and such other documents as may be necessary and appropriate to obtain the prompt approval by the Court of the Settlement and the dismissal with prejudice of the Action in the manner contemplated herein and by the Stipulation.

MEMORANDUM OF UNDERSTANDING

4. Pending the negotiation and execution of the Stipulation, all proceedings in the Action, except for Settlement-Related Proceedings, shall be stayed. All Defendants’ time to answer or otherwise respond to the complaints in the Action and to any of the discovery requests or motions that have been or are contemplated to be filed or served in the Action, is hereby extended without date. Counsel shall enter into such documentation as the Parties may agree to be required or advisable to effectuate the foregoing agreements. The Stipulation shall provide that all proceedings in the Action, except for Settlement Related Proceedings, shall be stayed until the Settlement Related Proceedings are concluded.

5. The Stipulation shall include, among other things, the following provisions:

(a) the conditional certification of the Action as a class action pursuant to Washington Superior Court Civil Rule 23 on behalf of a non-opt-out Class consisting of all record holders and beneficial owners of the common stock of Zymo who held such shares at any time on or between September 7, 2010 (the date that the tender offer was publicly announced) and the date of the consummation, including any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them (the “Class”). Excluded from the Class are Defendants, members of the immediate family of any Defendant, any entity in which a Defendant has or had a controlling interest, officers of Zymo and the legal representatives, heirs, successors or assigns of any such excluded person;

MEMORANDUM OF UNDERSTANDING

(b) for the complete discharge, dismissal with prejudice on the merits, release and settlement, to the fullest extent permitted by law, of all known and unknown claims of every nature and description whatsoever, whether or not concealed or hidden, against Defendants and their respective predecessors, successors-in-interest, parents, subsidiaries, affiliates, representatives, agents, trustees, executors, heirs, spouses, marital communities, assigns or transferees and any person or entity acting for or on behalf of any of them and each of them, and each of their predecessors, successors-in-interest, parents, subsidiaries, affiliates, representatives, agents, trustees, executors, heirs, spouses, marital communities, assigns or transferees and any person or entity acting for or on behalf of any of them and each of them (including, without limitation, any investment bankers, accountants, insurers, reinsurers or attorneys and any past, present or future officers, directors and employees of any of them) (collectively, the “Released Parties”) that have been or could have been asserted by Plaintiffs or any member of the Class, including class, individual or other claims, in state or federal court, based upon, arising from, or related to the claims or allegations in the Action including, without limitation, Unknown Claims (defined below), claims under the federal securities laws and claims arising out of, related to, or concerning (i) the allegations contained in the Action; (ii) the Proposed Transaction, the Merger Agreement, the Support Agreements, the Offer, the process leading to the execution of the Merger and Support Agreements and any negotiations, deliberations, contemplation, consideration and approval thereof and all related matters, any agreements, and disclosures relating to the Proposed Transaction, and any compensation or other payments made to any of the Defendants or their officers in connection with the Merger; (iii) the Schedule 14D-9, the Schedule TO and any other related filings with the SEC and any amendment thereto, or any other disclosures relating to the matters and agreements referenced in clause (ii) above; (iv) the negotiations leading up to the matters and agreements referenced in clause (ii) above; and (v) any matter that could have been asserted in the Action regarding the matters and agreements referenced in clause (ii) above or any disclosure or alleged failure to disclose material facts to stockholders in connection with the Merger, by or on behalf of any person, or any alleged aiding and abetting of any of the foregoing (all, collectively, the “Released Claims”).

(c) that Defendants and the Released Persons release plaintiffs, members of the Class and their counsel, from all claims arising out of the commencement, prosecution, settlement or resolution of the Action, provided however, that the Defendants and Released Persons shall retain the right to enforce in the Court the terms of the Stipulation or this Memorandum;

MEMORANDUM OF UNDERSTANDING

(d) that the releases contemplated by the Settlement shall extend to claims that the Parties do not know or suspect to exist at the time of the release, which, if known, might have affected the decision to enter into the release or to object or not to object to the Settlement (“Unknown Claims”). The Parties shall be deemed to waive, and shall waive and relinquish to the fullest extent permitted by law, any and all provisions, rights, and benefits conferred by any law of the United States or any state or territory of the United States, or principle of common law, which governs or limits a person’s release of Unknown Claims; further, with respect to any and all of the Released Claims, including any and all Unknown Claims, that (a) the Parties shall be deemed to waive, and shall waive and relinquish, to the fullest extent permitted by law, the provisions, rights, and benefits of Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR;

The Parties also shall be deemed to waive any and all provisions, rights, and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to California Civil Code § 1542; and the Parties acknowledge that the Parties may discover facts in addition to or different from those that they now know or believe to be true with respect to the subject matter of this release, but that it is the intention of the Parties to fully, finally, and forever settle and release with prejudice any and all Released Claims, including any and all Unknown Claims, hereby known or unknown, suspected, or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery or existence of such additional or different facts. The Parties acknowledge, that the foregoing waiver was separately bargained for and is a key element of the Settlement of which this release is a part;

(e) for entry of a judgment dismissing the Action with prejudice and on the merits and without costs to any party, except as expressly provided herein;

(f) that Defendants have denied, and continue to deny, that any of them have committed or have threatened to commit any violations of law or breaches of duty to the plaintiffs, the Class or anyone else;

(g) that Defendants are entering into the Settlement solely because it will eliminate the uncertainty, distraction, burden and expense of further litigation;

MEMORANDUM OF UNDERSTANDING

(h) that the Settlement is subject to the Acquisition being consummated, including any amendment thereto;

(i) that failure of any court to approve any requested award of attorneys’ fees and/or expenses in whole or in part shall have no effect on the Settlement set forth in this Stipulation;

(j) that in the event the Settlement does not become final for any reason, Defendants reserve the right to oppose certification of any class in future proceedings;

(k) that subject to the Order of the Court, pending final determination of whether the Settlement should be approved, plaintiffs and all members of the Class, and any of them, are barred and enjoined from commencing, prosecuting, instigating or in any way participating in the commencement or prosecution of any action asserting any Settled Claims, either directly, representatively, derivatively or in any other capacity, against any Released Person; and

(l) that the Defendants shall have the right to withdraw from the Settlement in the event that any claim related to the subject matter of the Action, the Merger Agreement, the Support Agreements, the transactions contemplated by the Merger Agreement or the Support Agreements, including the Merger or the Released Claims is commenced or prosecuted against any of the Defendants in any court before Final Approval of the Settlement, and the Parties are unsuccessful in securing the dismissal with prejudice thereof (or a stay thereof in contemplation of dismissal with prejudice following Final Approval of the Settlement).

6. This Memorandum shall be null and void and of no force and effect, unless otherwise agreed to by the Parties pursuant to the terms hereof, if: (a) the Settlement does not obtain final Court approval for any reason; (b) plaintiffs conclude, after obtaining any confirmatory discovery requested and agreed upon, that the Settlement memorialized herein is not fair, adequate, and in the best interests of the Class; or (c) the Acquisition, including any amendment thereto, is not concluded for any other reason. In the event any party withdraws from the Settlement, this Memorandum shall not be deemed to prejudice in any way the respective positions of the Parties with respect to the Action.

MEMORANDUM OF UNDERSTANDING

7. The Stipulation shall provide a statement that: (a) the release contemplated by the Stipulation shall extend to claims that the parties granting the release (the “Releasing Parties”) do not know or suspect to exist at the time of the release, which if known, might have affected the Releasing Parties’ decision to enter into the release; (b) the Releasing Parties shall be deemed to relinquish, to the extent applicable, and to the full extent permitted by law, the provisions, rights and benefits of §1542 of the California Civil Code; (c) the Releasing Parties shall be deemed to waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code §1542; and (d) that the named plaintiffs continue to own shares alleged in their complaints.

8. If any action is filed in state or federal court asserting claims that are related to the subject matter of the Action prior to final court approval of the proposed Settlement, plaintiffs shall cooperate with the defendants in obtaining the dismissal or withdrawal of such related litigation, including where appropriate joining in any motion to dismiss such litigation.

9. This Memorandum will be executed by counsel for the Parties, each of whom represents and warrants that they have the authority from their client(s) to enter into this Memorandum and bind their clients thereto, that plaintiffs are the only holders and owners of their claims and causes of action asserted in the Action, and that none of plaintiffs’ claims or causes of action referred to in any complaint in the Action or this Memorandum have been assigned, encumbered or in any manner transferred in whole or in part.

10. This Memorandum, the Stipulation and the Settlement shall be governed by and construed in accordance with the laws of the State of Washington, without regard to Washington’s principles governing choice of law. The Parties agree that any dispute arising out of or relating in any way to this Memorandum, the Stipulation or the Settlement shall not be litigated or otherwise pursued in any forum or venue other than the Court, and the Parties expressly waive any right to demand a jury trial as to any such dispute.

MEMORANDUM OF UNDERSTANDING

11. This Memorandum may be modified or amended only by a writing, signed by all of the signatories hereto, that refers specifically to this Memorandum.

12. The provisions contained in this Memorandum shall not be deemed a presumption, concession or admission by any Defendant of any fault, liability or wrongdoing as to any facts or claims that have been or might be alleged or asserted in the Action, or any other action or proceeding that has been, will be, or could be brought, and shall not be interpreted, construed, deemed, invoked, offered, or received in evidence or otherwise used by any person in the Action, or in any other action or proceeding, whether civil, criminal or administrative, for any purpose other than as provided expressly herein.

13. This Memorandum shall be binding upon and inure to the benefit of the Parties and their respective agents, executors, heirs, successors and assigns.

14. Subject to the terms and conditions of this Memorandum, the terms and conditions of the Stipulation contemplated hereby and subject to final approval of the Settlement and the amount of such fees by the Court, Zymo, on behalf of itself and for the benefit of the other defendants in the Action, shall pay fees and expenses to Plaintiffs’ Counsel in the amount of $625,000. Any failure by the Court to approve the amount of such fees shall not affect the validity of the Settlement. Zymo or its successor shall pay the fees and expenses award to Plaintiffs’ Counsel in the Action within ten (10) business days of execution of the Court’s order approving the settlement and dismissing the Action with prejudice. In the event that such order is reversed or modified on appeal, Plaintiffs’ Counsel shall refund to Defendants the advanced amount and all interest accrued or accumulated thereon. Except as provided herein, the Released Persons shall bear no other expenses, costs, damages, or fees alleged or incurred by the named plaintiffs, by any member of the Class, or by any of their attorneys, experts, advisors, agents or representatives.

15. Plaintiffs shall be responsible for providing notice of the Settlement to the members of the Class. Defendants shall pay all reasonable costs and expenses incurred in providing notice of the Settlement to the members of the Class, with the understanding that notice shall be effected by mail unless otherwise provided by law.

MEMORANDUM OF UNDERSTANDING

16. The “Effective Date” of the settlement of the Action shall be the date on which the Order of the Court approving the settlement of the Action becomes final and no longer subject to further appeal or review, whether by exhaustion of any possible appeal, writ of certiorari, lapse of time or otherwise.

17. This Memorandum may be executed in any counterparts by each of the different parties on several counterparts, including by telecopier, facsimile and e-mail .PDF attachment, each of which when so executed and delivered will be an original. The executed signature page(s) from each actual or telecopied counterpart may be joined together and attached and will constitute one and the same instrument.

18. Each of the attorneys executing this Memorandum has been duly empowered and authorized by his/her respective client(s) to do so.

MEMORANDUM OF UNDERSTANDING

IN WITNESS WHEREOF, the Parties have executed this Memorandum effective as of the date set forth below.

Dated: October 5, 2010

HAGENS BERMAN SOBOL SHAPIRO

By:	/s/ Karl P. Barth

Steve W. Berman, WSBA #12536
Karl P. Barth, WSBA #22780
1918 Eighth Avenue, Suite 3300
Facsimile: (312) 634-0059
Seattle, WA 98101
‘Telephone: (206) 623-7292
Facsimile: (206) 623-0594

Attorneys for Plaintiffs William Krivan, Joe Vereen, Lan Jaung and Timothy E. Eyster

Darren J. Robbins

Randall J. Baron

A. Rick Atwood, Jr.

David T. Wissbroecker

David A. Knotts

Eun Jin Lee

ROBBINS GELLER RUDMAN & DOWD

655 West Broadway, Suite 1900

San Diego, CA 92101-3301

Telephone: (619) 231-1058

Facsimile: (619) 231-7423

Attorneys for Plaintiffs William Krivan, Lan Jaung and Timothy E. Eyster

Brian J. Robbins

Stephen J. Oddo

Rebecca A. Peterson

Julia M. Williams

ROBBINS UMEDA LLP

600 B Street, Suite 1900

San Diego, CA 92101

Telephone: (619) 525-3990

Facsimile: (619) 525-3991

Attorneys for Plaintiff Joe Vereen

Richard A. Maniskas

RYAN & MANISKAS, LLP

995 Old Eagle Road, Suite 311

Wayne, PA 19087

Telephone: (484) 588-5516

Facsimile: (484) 540-2582

Attorney for Plaintiff William Krivan

MEMORANDUM OF UNDERSTANDING

Willie Briscoe

THE BRISCOE LAW FIRM, PLLC

8 1 17 Preston Road, Suite 300

Dallas, TX 75225

Telephone: (214) 706-9314

Facsimile: (214) 706-9315

Attorney for Plaintiff Lan Jaung

Jonathan M. Stein

LAW OFFICE OF JONATHAN M. STEIN, P.L.

120 E. Palmetto Park Rd., Ste. 420

Boca Raton, FL 33432

Telephone (561) 961-2244

Facsimile (561) 750-5964

Attorney for Plaintiff Timothy E. Eyster

FENWICK AND WEST LLP

By:	/s/ Brian Buckley

Brian Buckley, WSBA #26423

1191 Second Avenue /10th Floor

Seattle, WA 98101

Telephone (206) 389-4510

Facsimile (206) 3 89-4511

Patrick E. Gibbs

David Friedman

Andrew M. Farthing

LATHAM & WATKINS LLP

140 Scott Drive

Menlo Park, CA 94025

Telephone: (650) 328-4600

Facsimile: (650) 463 -2600

Counsel for ZymoGenetics and Individual Defendants Bruce L.A. Carter, James A. Harper, David I. Hirsh, Lars Fruergaard Jorgensen, Jonathan S. Leff, David H. MacCallum, A. Bruce Montgomery, Kurt Anker Nielsen, Edward E. Penhoet, and Douglas E. Williams

DAVIS WRIGHT TREMAINE LLP

By:	/s/ Stephen M. Rummage

Stephen M. Rummage, WSBA No. 11168

1201 Third Avenue, Suite 2200

Seattle, WA 98101-3045

Telephone: (206) 757-8136

Facsimile: (206) 757-7136

MEMORANDUM OF UNDERSTANDING

Yosef J. Riemer

Matthew Solum

KIRKLAND & ELLIS LLP

601 Lexington Avenue

New York, NY 10022

Telephone: (2 12) 446-4802

Facsimile: (212) 446-4900

Attorneys for Defendants Bristol-Myers Squibb Company and Zeus Acquisition Corporation

MEMORANDUM OF UNDERSTANDING